Exhibit 99.1

Live Ventures Announces Fiscal 2017 Results and 988% Increase in Earnings Per Share

LAS VEGAS, Jan. 18, 2018 (GLOBE NEWSWIRE) -- Live Ventures Incorporated (Nasdaq:LIVE), a diversified holding company, today announced financial results from its fiscal year ended September 30, 2017.

Reporting its most successful year in the company’s history, Live Ventures reported a record $152.0 million in revenues, an increase of 92.6 percent over the previous fiscal year.

Stockholders’ equity, management’s preferred measurement for performance, increased by 39 percent year-over-year. Since present management took over six years ago, stockholders’ equity has grown at a rate of 88.6 percent compounded annually.

Key highlights from 2017 include:

•	Record revenues of $152.0 million, up 92.6 percent over the last fiscal year
•	Gross profit up 213.2 percent to $62.5 million

•	Operating Income up 680.7 percent to $18.1 million

•	Total assets of $129 million

•	Earnings per Share (EPS) up 988 percent when excluding one-time, non-cash gains from deferred tax asset and bargain purchase gain booked in the 2016 fiscal year, to $2.94 per basic common share

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) of $23.21 million

•	Completed the acquisition of Vintage Stock Inc., a 57-store retail chain
•	Reduced total outstanding basic shares to 1,991,879

•	Repurchased 66,185 shares during the fiscal year

•	Obtained dismissal of class action and derivative lawsuits (December 2017)

“We expect our numbers to further improve in fiscal year 2018 as a result of additional capital expenditures at Marquis Industries, operational improvements and new store openings at Vintage Stock. We also believe that the financial results from ApplianceSmart, which we recently entered into an agreement to acquire, will aid in improving our fiscal year 2017 results in 2018,” said Jon Isaac. “I personally thank Mr. Rodney Spriggs of Vintage Stock, Mr. Tim Bailey of Marquis Industries and all 1,400 company employees nationwide for these terrific results.”

About Live Ventures Incorporated

Live Ventures Incorporated, originally incorporated in 1968, is a diversified holding company with several wholly owned subsidiaries and a strategic focus on acquiring profitable companies that have demonstrated a strong history of earnings power. Through its subsidiary, Marquis Industries, the company operates as a specialty, high-performance yarns manufacturer and hard-surfaces re-seller. Marquis Industries, which is a top-10 high-end residential carpet manufacturer in the United States, utilizes its state-of-the-art yarn extrusion capacity to market monofilament textured yarn products to the artificial turf industry. Marquis is the only manufacturer in the world that can produce certain types of yarn prized by the industry. Through its subsidiary Vintage Stock, Inc., an award-winning entertainment retailer, the company sells new and preowned movies, classic and current generation video games and systems, music on cd & lp, collectible comics, books, toys, and more. Vintage Stock, through its stores and website, ships product worldwide directly to the customer’s doorstep.

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Presentation of Non-GAAP Measure

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Live Ventures has provided a non-GAAP measurement of EBITDA. We have included EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. Accordingly, we believe that EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. EBITDA is reconciled from the respective measure under GAAP in the attached table “Non-GAAP Reconciliation.”

Forward-Looking and Cautionary Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In accordance with the safe harbor provisions of this Act, statements contained herein that look forward in time that include everything other than historical information, involve risks and uncertainties that may affect the company’s actual results. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. Live Ventures may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, in its annual report to stockholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company’s Form 10-K for the fiscal year ended September 30, 2017 (available at http://www.sec.gov). Live Ventures undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Contact:
Live Ventures Incorporated
Tim Matula, investor relations
425-836-9035
tmatula@live-ventures.com
http://www.live-ventures.com

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EBITDA Non-GAAP Reconciliation

For the fiscal year ended September 30, 2017

Net Income	$6,501,780
Plus:
Interest Expense	7,596,985
Provision for Income Taxes	4,081,819
Depreciation and Amortization	5,025,548
EBITDA	$23,206,132

Earnings Per Share Non-GAAP Reconciliation

For the fiscal year ended September 30, 2016

Net Income	$17,829,857
Less:
Benefit from Income Tax (Restated)	15,567,844
Bargain Purchase Gain (Restated)	1,499,345
Adjusted Earnings	762,668

Number of Weighted Basic Common Shares	2,815,072

Adjusted Earnings per Basic Share	$0.27

For the fiscal year ended September 30, 2017

Net Income	$6,501,780

Number of Weighted Basic Common Shares*	2,210,104

Earnings per Basic Share	$2.94

*As of the date of this press release, the total number of basic common shares outstanding is 1,991,879.

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